EXHIBIT 99.1

Commonwealth Bankshares, Inc., Norfolk, VA, Announces First Quarter 2010 Results

NORFOLK, Va., May 14, 2010 (GLOBE NEWSWIRE) -- As a prudent measure against potential future losses, management and the board elected to provide an additional $5.0 million to the Bank's allowance for loan losses during the quarter ended March 31, 2010. As a result, Commonwealth Bankshares, Inc. (Nasdaq:CWBS)  (the "Company") today reported a net loss for the quarter ended March 31, 2010 of $922.8 thousand, compared to earnings of $581.3 thousand reported for the quarter ended March 31, 2009. Diluted loss per share equaled $0.13 for the quarter ended March 31, 2010 compared to earnings of $0.08 per share for the same period in 2009.

"Throughout its 38-year history, Bank of the Commonwealth has demonstrated the ability to navigate challenging economic times. Today's environment requires stringent measures. We are committed to taking the actions necessary to move forward through this difficult economic phase. During the first quarter of 2010, our Board and Senior Management formulated a three year strategic plan as well as a three year capital management plan. We are being extremely proactive in our efforts to strengthen our balance sheet by focusing on reducing the level of nonperforming assets, maintaining our "well capitalized" capital status, improving our liquidity position, maintaining an adequate allowance for loan losses, reducing expenses and returning to profitability," said Edward J. Woodard, Jr., CLBB, President and Chief Executive Officer.

The Bank's total capital to risk weighted assets ratio and Tier 1 capital to average assets ratio as of March 31, 2010 was 10.27% and 6.90%, respectively, above the 10.00% and 5.00% minimum regulatory requirements needed to be a "well capitalized" institution.

As of March 31, 2010, total assets were $1.2 billion. This is an increase of 12.3% or $136.0 million from the $1.1 billion reported at March 31, 2009. Total loans at the end of the quarter were $1.0 billion while total deposits grew 30.4% to end the quarter at $1.1 billion. During the first quarter of 2010, we continued to improve our liquidity position through the generation of core deposits and thus work to eliminate our dependence on out of market time deposits.   During the quarter ended March 31, 2010, non-interest demand deposits, demand deposits and savings deposits increased by $6.1 million and our time deposits, excluding brokered certificates of deposit, increased by $15.7 million, while broker certificates of deposit decreased $49.4 million.

The Company has taken the appropriate measures to mitigate potential further exposure by increasing our allowance for loan losses to 4.90% of total loans at March 31, 2010 compared to 4.44% at December 31, 2009 and 3.19% at March 31, 2009. Mr. Woodard also commented, "Our local and regional economies continue to meet the challenges created as a result of this economic storm. While we have seen slight improvements to the recessionary environment, the communities we serve continue to face a weak economy and unemployment of around 8%. The credit quality issues in our loan portfolio continue to significantly affect net income. We continue to see significant financial deterioration within the commercial real estate sector which has resulted in the need for increases in our provision for loan losses and has directly impacted our net charge-offs. Addressing troubled credits quickly and conservatively has always been, and will continue to be, a top priority. At the same time, we have not lost sight of our fundamental belief in standing by and supporting our clients and our communities."

Non-performing assets at March 31, 2010 were $108.4 million or 8.71% of total assets compared to $89.0 million or 6.97% of total assets at December 31, 2009 and $71.1 million or 6.41% of total assets at March 31, 2009. Non-performing assets at March 31, 2010 was comprised of $93.4 million in non-performing loans, of which $87.8 million were non-accrual loans. Management has and will take a proactive approach to monitoring these loans and will continue to actively manage these credits to minimize loss. Mr. Woodard further commented, "We continue to build on our existing infrastructure to be proactive and aggressive in identifying and addressing problem assets. In addition to shifting resources internally, during the first quarter we employed a Chief Credit Officer and two workout specialists. Our third-party loan review team completed its semi-annual review of the Bank's construction, development and commercial real estate loan portfolios, with an emphasis on large loans and problem loans during the first quarter. Also, the Bank's Loan Impairment Committee continues to monitor past due loans, identify potential problem credits and develop action plans to work through these loans as promptly as possible. As a result of these initiatives, we continue to increase reserves as necessary." The remaining $15.0 million in non-performing assets is comprised of other real estate owned ("OREO") properties all of which are being actively marketed. Mr. Woodard continued, "We are starting to see some solid movement in the real estate market as it relates to our foreclosed properties. During the first quarter of 2010, we were able to sell five of these properties and we currently have eighteen under contract for sale."

Between March 31, 2009 and March 31, 2010, the Company's loan portfolio decreased by $49.0 million or 4.7%. Total loans at March 31, 2010 were $1.0 billion. The overall decrease in gross loans was primarily due to scheduled principal curtailments and lower loan demand. While the Company's performing loans provided a strong yield and helped maintain solid sources of interest income, the level of non-performing assets and restructured loans led to a year over year decrease in interest income. Interest income on loans, including fees, decreased $1.6 million or 9.9% to $14.7 million for the quarter ended March 31, 2010 as compared to the same period in 2009.

Interest expense of $7.7 million for the quarter ended March 31, 2010 represented a $372.6 thousand increase from the comparable period in 2009. The 5.1% increase on a year over year basis was primarily attributable to the increase in the Company's average interest bearing liabilities as a result of the $245.6 million increase in total deposits as of March 31, 2010 as compared to 2009. Average interest bearing liabilities increased $212.5 million or 22.9% from March 31, 2009 to March 31, 2010, while the overall rate paid on these liabilities decreased 46 basis points.

Net interest income was $7.3 million for the quarter ended March 31, 2010, a decrease of $1.9 million or 20.5% over the $9.2 million for the quarter ended March 31, 2009.

Net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. The net interest margin is affected by the structure of the balance sheet as well as by competition and the economy. The Company's net interest margin (tax equivalent basis) was 2.41% for the quarter ended March 31, 2010, as compared to 3.53% for the same period in 2009. The compression of our margins from prior year is the result of the increase in the balance of non-accruing and restructured loans and the increased liquidity placed in interest bearing deposits of banks (overnight funds) paying only 0.25%. The average balance of interest bearing deposits in banks increased $189.0 million from March 31, 2009 to March 31, 2010. In addition, the continued pressure on deposit pricing and the competitiveness for deposits from the reduction in liquidity throughout the financial markets has kept rates at a high level relative to loan rates.

Noninterest expense of $4.4 million for the quarter ended March 31, 2010 represented a $1.2 million decrease from the same period in 2009. Salaries and employee benefits for the quarter ended March 31, 2010 decreased by $2.0 million or 78.4% when compared to the same period in 2009, primarily due to the elimination of the executive officer deferred compensation plan. Other operating expenses increased by $788.9 thousand or 50.4% for the quarter ended March 31, 2010 as compared to the same quarter of 2009. This increase was due to an increase of $530.4 thousand for FDIC insurance, an increase of $90.3 thousand for OREO expenses and increased credit and collection costs.

About Commonwealth Bankshares

Commonwealth Bankshares, Inc. is the parent of Bank of the Commonwealth which opened its first office in Norfolk, Virginia, in 1971, creating a community bank that was attuned to local issues and could respond to the needs of local citizens and businesses. Over the last three decades, the Company's growth has mirrored that of the communities it serves. Today, Bank of the Commonwealth has 21 bank branches strategically located throughout the Hampton Roads and Eastern North Carolina regions and an extensive ATM network for added convenience. The Company continues to grow and develop new services, such as Online Banking and a Corporate Cash Management program and at the same time, maintains its longstanding commitment to personal service. Our slogan conveys our true corporate philosophy: "When you bank with us, you bank with your neighbors." Bank of the Commonwealth offers insurance services through its subsidiary BOC Insurance Agencies of Hampton Roads, Inc., title services through its subsidiary Executive Title Center, mortgage funding services through its subsidiary Bank of the Commonwealth Mortgage, and access to investment related services through its subsidiary Commonwealth Financial Advisors, LLC.* Additional information about the Company, its products and services, can be found on the Web at www.bankofthecommonwealth.com.

* Securities offered through Infinex Investments, Inc., member FINRA and SIPC. Not insured by FDIC or any Federal Government Agency. May Lose Value. Not a Deposit of or Guaranteed by the Bank or any Bank Affiliate. Commonwealth Financial Advisors, LLC is a wholly-owned subsidiary of Bank of the Commonwealth.

This press release contains forward-looking statements. Words such as "anticipates," " believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates, deposit flows, loan demand and asset quality, including real estate and other collateral values; changes in banking regulations and accounting principles, policies or guidelines; and the impact of competition from traditional or new sources. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. Commonwealth Bankshares, Inc. undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

Commonwealth Bankshares, Inc.
Selected Financial Information (Unaudited)

(in thousands, except per share data)	Three Months Ended

	March 31, 2010	March 31, 2009
Operating Results:
Interest and dividend income	$ 14,958	$ 16,468
Interest expense	7,655	7,282
Net interest income	7,303	9,186
Provision for loan losses	4,998	4,004
Noninterest income	696	1,280
Noninterest expense	4,415	5,567
Income (loss) before income taxes and noncontrolling interest	(1,414)	895
Income tax expense (benefit)	(497)	298
Income (loss) before noncontrolling interest	(917)	597
Noncontrolling interest in subsidiaries	(5)	(16)
Net income (loss)	$ (922)	$ 581

Per Share Data:
Basic earnings (loss)	$ (0.13)	$ 0.08
Diluted earnings (loss)	$ (0.13)	$ 0.08
Book value	$ 11.48	$ 15.48
Cash dividends	$ --	$ 0.08
Basic weighted average shares outstanding	6,888,800	6,861,845
Diluted weighted average shares outstanding	6,888,800	6,861,845
Shares outstanding at period-end	6,889,432	6,879,855

Period End Balances:
Assets	$ 1,245,456	$ 1,109,503
Loans*	1,002,999	1,051,972
Investment securities	4,196	5,517
Deposits	1,053,368	807,750
Shareholders' equity	79,102	106,513

Average Balances:
Assets	$ 1,272,858	$ 1,093,787
Loans*	1,021,811	1,037,371
Investment securities	4,824	6,311
Deposits	1,078,167	784,074
Shareholders' equity	80,135	106,919

Financial Ratios:
Return on average assets	-0.29%	0.22%
Return on average shareholders' equity	-4.67%	2.20%
Efficiency Ratio (tax equivalent basis)	55.16%	53.15%
Period end shareholders' equity to total assets	6.35%	9.60%
Loan loss allowance to period end loans*	4.90%	3.19%
Loan loss allowance to non-performing loans	52.59%	53.14%
Non-performing assets to total assets	8.71%	6.41%
Net interest margin (tax equivalent basis)	2.41%	3.53%
Bank's Tier 1 capital to average assets	6.90%	11.08%
Bank's Tier 1 capital to risk weighted assets	8.97%	11.63%
Bank's Total capital to risk weighted assets	10.27%	12.91%

* Net of unearned income.
CONTACT:  Commonwealth Bankshares, Inc.
          Edward J. Woodard, Jr., CLBB, President and
           Chief Executive Officer
          (757) 446-6904
          ewoodard@bocmail.net
          http://bankofthecommonwealth.com.
          P.O. Box 1177
          Norfolk, Virginia 23501